Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS STRONG FOURTH  QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2011

Cranbury NJ – January 27, 2012....... 1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, reported net income available to common shareholders for the fourth quarter of 2011 of $1.1 million, or $0.22 per diluted common share, compared to net income available to common shareholders for the fourth quarter of 2010 of $441 thousand, or $0.09 per diluted common share.

Net income available to common shareholders for the year ended December 31, 2011 was $3.9 million, or $0.77 per diluted common share, compared to $2.3 million, or $0.45 per diluted common share, for the year ended December 31, 2010.  All per share amounts have been adjusted to give effect to a five percent stock dividend declared December 15, 2011, payable on February 2, 2012 to shareholders of record as of the close of business on January 17, 2012.

Net income available to common shareholders for the quarter and year ended December 31, 2011, when compared to the same periods in 2010, increased by $658 thousand, or 149.2 percent, for the quarter ended December 31, 2011, and $1.6 million, or 72.0 percent, for the year ended December 31, 2011.  At December 31, 2011, the Company’s tangible book value per common share was $9.73.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income available to common shareholders for the year ended December 31, 2011 was principally the result of an increase in net-interest income, the continued generation of non-interest income, partially offset by increased non-interest expense on a comparative basis commensurate with the growth of the Company.”

Net interest income was $23.1 million for the year ended December 31, 2011, which was 12.6 percent above the $20.5 million reported for the year ended December 31, 2010.  Earnings for the year ended December 31, 2011 were bolstered by the continued generation of non-interest income, which totaled $4.5 million for the year.  On a comparative basis, non-interest income for the year ended December 31, 2011 was up by $279 thousand when compared to results for the 2010 year.

The provision for loan losses for the year ended December 31, 2011 totaled $2.6 million, compared to $2.3 million for the year ended December 31, 2010.  Net charge-offs for the year ended December 31, 2011 were $2.8 million, compared to net charge-offs of $1.1 million for the year ended December 31, 2010.

At December 31, 2011, the allowance for loan losses was $5.5 million, or 1.16 percent of total loans, compared to $5.8 million, or 1.40 percent of total loans at December 31, 2010.  Non-performing assets at December 31, 2011 were $15.4 million, compared to non-performing assets of $13.7 million at December 31, 2010.  Non-performing assets at December 31, 2011 included non-performing loans of $3.0 million and other real estate owned of $12.4 million; comparable amounts at December 31, 2010 were non-performing loans of $8.8 million and other real estate owned of $4.9 million, respectively.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier 1 capital, and leverage capital ratios were 12.22 percent, 11.27 percent, and 8.82 percent, respectively at December 31, 2011.

At December 31, 2011, total assets were $791.7 million, an increase of $147.3 million from total assets at December 31, 2010 of $644.4 million.  Deposits at December 31, 2011 were $623.9 million, up from $543.7 million in deposits at December 31, 2010.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Income Statement Data :
Interest income	$8,363	$7,685	$29,857	$29,301
Interest expense	1,517	2,035	6,787	8,819
Net interest income	6,846	5,650	23,070	20,482
Provision for loan losses	1,275	600	2,558	2,325
Net interest income after prov.for loan losses	5,571	5,050	20,512	18,157
Non-interest income	1,122	1,285	4,516	4,237
Non-interest expenses	5,230	5,034	19,806	17,819
Income before income taxes	1,463	1,301	5,222	4,575
Income tax expense	364	370	1,291	1,267
Net income	1,099	931	3,931	3,308
Preferred stock dividends and accretion	0	490	0	1,022
Net income available to common shareholders	$1,099	$441	$3,931	$2,286

Per Common Share Data :
Earnings per common share - Basic	$0.22	$0.09	$0.78	$0.46
Earnings per common share - Diluted	$0.22	$0.09	$0.77	$0.45
Tangible book value per common share			$9.73	$9.73
Average common shares outstanding :
Basic	5,066,839	5,042,407	5,049,797	5,015,649
Diluted	5,083,220	5,073,446	5,086,909	5,043,678

Performance Ratios :
Return on average assets	0.57%	0.54%	0.54%	0.50%
Return on average equity	8.04%	7.04%	7.60%	5.78%
Net interest margin (tax-equivalent basis)	3.90%	3.52%	3.55%	3.27%
Efficiency ratio	65.6%	72.6%	71.8%	72.1%

			December 31,	December 31,
			2011	2010
Balance Sheet Data:
Total Assets			$791,727	$644,395
Investment securities			236,158	167,361
Loans, including loans held for sale			494,666	433,207
Allowance for loan losses			(5,534)	(5,763)
Goodwill and other intangible assets			5,426	610
Deposits			623,862	543,735
Shareholders' equity			55,000	49,681

Asset Quality Data :
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			2,992	8,809
OREO property			12,409	4,851
Total non-performing assets			15,401	13,660
Net charge-offs (recoveries)			2,787	1,068
Allowance for loan losses to total loans			1.16%	1.40%
Nonperforming loans to total loans			0.63%	2.14%
Nonperforming assets to total assets			1.95%	2.12%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			8.82%	9.63%
Tier 1 capital to risk weighted assets			11.27%	12.99%
Total capital to risk weighted assets			12.22%	14.43%
1st Constitution Bank
Tier 1 capital to average assets			8.49%	9.51%
Tier 1 capital to risk weighted assets			10.79%	12.78%
Total capital to risk weighted assets			11.73%	13.92%